Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No.’s 333-196684, 333-212280 and 333-209611) pertaining to the 2014 Omnibus Incentive Compensation Plan of Time Inc.; 2016 Omnibus Incentive Compensation Plan of Time Inc.; and Time Inc. Inducement Award Plan of our reports dated February 27, 2017, with respect to the consolidated financial statements and schedule of Time Inc., and the effectiveness of internal control over financial reporting of Time Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.
/s/ Ernst & Young LLP
New York, New York
February 27, 2017